Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Zeta Network Group

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A ordinary shares, par value US$0.0025, issuable under the 2026 Share Incentive Plan	(1)	Other	26,695,000	$0.88	$23,491,600.00	0.0001381	$3,244.19

Total Offering Amounts:						$23,491,600.00		3,244.19
Total Fee Offsets:								0.00
Net Fee Due:								$3,244.19

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares that become issuable under the 2026 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

Estimated in accordance with Rules 457(c) and 457(h)(1) promulgated under the Securities Act solely for the purpose of calculating the registration fee, and is based upon the price of US$0.88 per Class A ordinary shares, which was the average of the high and low prices of the Registrant’s Class A ordinary shares as quoted on Nasdaq on January 30, 2026.

These ordinary shares are reserved for future award grants under the 2026 Equity Incentive Plan.